Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS IMPROVED OPERATING RESULTS

FOR THE 2017 SECOND QUARTER

OKLAHOMA CITY, Oklahoma…July 25, 2017… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the second quarter ended June 30, 2017.

Second Quarter Highlights

•	Net sales of $122.9 million for the second quarter of 2017, up from $110.0 million for the second quarter of 2016

•	Net loss from continuing operations of $7.0 million for the second quarter of 2017, compared to a loss of $7.7 million for the second quarter of 2016

•	Adjusted EBITDA(1) from continuing operations of $22.2 million for the second quarter of 2017, an increase of $11.1 million, from $11.1 million for the second quarter of 2016

“Our second quarter adjusted EBITDA nearly doubled from the same period of 2016 and also increased relative to the 2017 first quarter, reflecting the enhancements we’ve made across our business over the past 18 months,” stated Daniel Greenwell, LSB’s President and CEO. “Our financial performance benefitted from the incremental output of our El Dorado ammonia plant, which has been ramping up since entering service in May of 2016, along with strong sales volume growth for our high-density ammonium nitrate (HDAN) resulting from our expanded distribution strategy. Partially offsetting these positive factors were headwinds caused by significant weakening in agricultural product pricing that began in June, as well as some downtime at two of our facilities.”

“Our Cherokee facility performed at a 100% on-stream rate during the period, which represents a best in class operating rate. We were, however, disappointed to have had unplanned downtime at Pryor and El Dorado. With that said, these downtime events in no way change our view about the operating performance potential of the facilities. Pryor’s second quarter ammonia plant on-stream rate was approximately 78%, impacted by an unplanned outage. In early July, the site experienced an electrical outage which shut off power to the facility and given that Pryor was already down and considering the low agricultural selling price environment, and other maintenance that needed to be completed, we elected to pull forward the turnaround we had previously scheduled for October. We successfully completed the turnaround on July 21st for a total downtime of 17 days, in line with previously issued guidance.”

“El Dorado had an on-stream rate of approximately 87% at its ammonia plant in the second quarter. Although the plant continues to run at approximately 1,350 tons per day, which is above its nameplate capacity of 1,150 tons per day, we were down for 12 days during the quarter primarily to perform proactive adjustments and heat exchanger cleaning and repairs to enable the plant to operate closer to the higher end of its operating envelope on a sustained basis.”

(1)	This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

Mr. Greenwell continued, “Demand for our agricultural ammonia weakened as the second quarter progressed as wet weather in our primary geographic markets resulted in an early curtailment of the ammonia pre-plant application season. This caused an inventory build-up in North America which led to significant deterioration in prices. Additionally, agricultural ammonia pricing was impacted by an overabundance of product in the market resulting from recent facility expansions by two of our competitors. We expect this excess capacity to be absorbed by early 2018 based on the distribution and upgrading strategies these competitors have disclosed. Turning to our non-agricultural products, while demand for ammonium nitrate solution (ANS) was soft relative to last year, demand for low density ammonium nitrate prill showed modest improvement, a trend we expect to continue through the balance of the year.”

Mr. Greenwell concluded, “The second half of 2017 looks more challenging than we anticipated earlier this year due to the current ammonia pricing environment, which is lower than pricing levels seen at this time in 2016. We do, however, remain highly confident in our ability to operate all our plants at on-stream rates of approximately 95% or higher. Additionally, recent sales of non-core assets have strengthened our balance sheet and provided us with greater financial flexibility, which we plan to further enhance in the coming quarters.”

	Three Months Ended June 30,
	2017		2016
	(Dollars in millions)
Sales by Market Sector	Sales	Sector Mix	Sales	Sector Mix	% Change
Agricultural	$57.2	47%	$60.3	55%	(5)%
Industrial, Mining and Other	$65.7	53%	$49.7	45%	32%

	$122.9		$110.0		12%

Comparison of 2017 to 2016 periods:

•	Net sales of industrial products increased significantly due largely to the incremental benefit of the new ammonia plant at El Dorado, which was partially offset by continued weakness in demand for mining products. Net sales of agricultural products decreased as a result of lower pricing for UAN, HDAN and agricultural ammonia, as indicated in the table below. Additionally, sales volumes for agricultural ammonia were down due to the impact of wet weather in the Company’s primary agricultural markets and the related premature curtailment of the ammonia pre-plant application season combined with excess supply of ammonia due to a temporary overcapacity among ammonia producers. UAN volumes were impacted by the unplanned downtime at the Pryor facility which reduced UAN available for sale. HDAN sales, while impacted by lower pricing, increased materially due to the success of the Company’s focused marketing and distribution strategy resulting in increased sales volumes.

•	EBITDA from continuing operations increased compared to the prior year period primarily due to the aforementioned higher sales volumes of industrial ammonia, HDAN for agricultural applications along with lower plant costs. These factors were partially offset by the previously discussed declines in sales prices across our key products, higher natural gas feedstock costs and the unplanned downtime at Pryor and El Dorado. The loss from continuing operations increased slightly relative to the prior year period due to higher interest expense, the vast majority of which is related to the debt assumed to finance the El Dorado expansion and a large portion of which was capitalized up until the facility’s new ammonia plant went into operation in May 2016. Continuing operations were also impacted by higher depreciation related to the El Dorado facility expansion and a non-cash loss primarily related to the sale of certain non-core assets during the second quarter of 2017.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended June 30,
Product (tons sold)	2017	2016	% Change
Urea ammonium nitrate (UAN)	118,488	120,481	(2)%
High density ammonium nitrate (HDAN)	105,115	87,688	20%
Ammonia	12,248	18,657	(34)%
Other	12,829	11,237	14%

	248,680	238,063	4%

Average Selling Prices (price per ton) (A)
UAN	$156	$182	(14)%
HDAN	$224	$232	(3)%
Ammonia	$288	$379	(24)%

(A)	Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons

The following table indicates the volumes sold of our major Industrial, Mining and Other Chemical products:

	Three Months Ended June 30,
Product (tons sold)	2017	2016	% Change
Nitric acid	24,806	21,361	16%
Nitric acid – Baytown	113,192	93,767	21%
LDAN/HDAN	33,448	19,404	72%
AN solution	10,352	25,251	(59)%
Ammonia	66,313	18,378	261%

	248,111	178,161	39%

Input Costs
Average purchased ammonia cost/ton	N/A	$308	N/A
Average natural gas cost/MMBtu	$3.09	$2.34	32%

Financial Position and Capital Additions

As of June 30, 2017, our total cash position was $67.2 million. Additionally, we had approximately $40.8 million of borrowing availability under the Company’s Working Capital Revolver. There were no borrowings under the Working Capital Revolver at June 30, 2017.

Total long-term debt, including the current portion, was $411.5 million at June 30, 2017 compared to $420.2 million at December 31, 2016. The aggregate liquidation value of the Series E Redeemable Preferred at June 30, 2017, inclusive of accrued dividends of $33.3 million, was $173.1 million.

Interest expense, net of capitalized interest, for the second quarter of 2017 was $9.3 million compared to $6.4 million for the same period in 2016. The capitalization of interest related to capital additions made to the El Dorado Facility ceased when the Facility’s new ammonia plant went into service in May 2016. For the full year of 2017, we expect interest expense to be approximately $30 million to $35 million plus approximately $3.0 million of non-cash amortization of discount and debt issuance costs.

Capital additions were approximately $7.5 million in the second quarter of 2017. Planned capital additions for the third quarter of 2017, are estimated to be approximately $13 million. For the full year of 2017, total capital additions which are related to maintaining and enhancing safety and reliability at our facilities are expected to be between $30 million and $35 million.

Revised Volume Outlook

The Company’s outlook for sales volumes for the second half of 2017 are as follows:

Products	Second Half 2017 Sales
(tons)
Agriculture:
UAN	225,000 – 235,000
HDAN	75,000 – 85,000
Ammonia	45,000 – 55,000
Industrial, Mining and Other:
Ammonia	125,000 – 135,000
LDAN and AN solution	80,000 – 90,000
Nitric acid and Other Mixed Acids	40,000 – 50,000
Nitric Acid – Baytown	240,000 – 260,000

Conference Call

LSB’s management will host a conference call covering the first quarter results on July 26, 2017 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments. Participating in the call will be President and CEO, Daniel Greenwell, Executive Vice President and CFO, Mark Behrman and Executive Vice President, Chemical Manufacturing, John Diesch. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital additions for 2017; reduction of SG&A expenses; and volume outlook.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2016 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify and forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Kevin Towle (212) 836-9620

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three and Six Months Ended June 30,

	June 30,		June 30,
	Three Months Ended		Six Months Ended
	2017	2016	2017	2016
	(In Thousands, Except Per Share Amounts)
Net sales	$122,853	$109,982	$246,197	$208,954
Cost of sales	111,513	107,853	223,242	212,989

Gross profit (loss)	11,340	2,129	22,955	(4,035)
Selling, general and administrative expense	8,232	10,874	18,777	21,768
Other expense, net	3,406	138	2,155	389

Operating income (loss)	(298)	(8,883)	2,023	(26,192)
Interest expense, net	9,292	6,446	18,650	7,796
Non-operating other expense (income), net	204	(3,970)	435	(2,014)

Loss from continuing operations before benefit for income taxes	(9,794)	(11,359)	(17,062)	(31,974)
Benefit for income taxes	(2,761)	(3,671)	(4,043)	(8,521)

Loss from continuing operations	(7,033)	(7,688)	(13,019)	(23,453)
Income from discontinued operations, including taxes	—	22,779	—	23,603

Net income (loss)	(7,033)	15,091	(13,019)	150
Dividends on convertible preferred stocks	75	75	150	150
Dividends on Series E redeemable preferred stock	5,789	7,629	11,325	14,979
Accretion of Series E redeemable preferred stock	1,618	2,241	3,217	4,484
Net income attributable to participating securities	—	91	—	—

Net income (loss) attributable to common stockholders	$(14,515)	$5,055	$(27,711)	$(19,463)

Income (loss) per common share:
Basic:
Loss from continuing operations	$(0.53)	$(0.70)	$(1.02)	$(1.81)
Income from discontinued operations, including taxes	—	0.90	—	0.99

Net income (loss)	$(0.53)	$0.20	$(1.02)	$(0.82)

Diluted:
Loss from continuing operations	$(0.53)	$(0.70)	$(1.02)	$(1.81)
Income from discontinued operations, including taxes	—	0.90	—	0.99

Net income (loss)	$(0.53)	$0.20	$(1.02)	$(0.82)

LSB Industries, Inc.

Consolidated Balance Sheets

	June 30, 2017	December 31, 2016
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$67,213	$60,017
Accounts receivable, net	51,013	51,299
Inventories:
Finished goods	15,910	19,036
Raw materials	1,377	3,903

Total inventories	17,287	22,939
Supplies, prepaid items and other:
Prepaid insurance	5,057	11,217
Precious metals	8,806	8,648
Supplies	26,261	24,100
Prepaid and refundable income taxes	2,233	1,193
Other	1,886	1,733

Total supplies, prepaid items and other	44,243	46,891

Total current assets	179,756	181,146
Property, plant and equipment, net	1,036,758	1,078,958
Intangible and other assets, net	9,083	10,316

	$1,225,597	$1,270,420

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	June 30, 2017	December 31, 2016
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$49,200	$54,246
Short-term financing	2,622	8,218
Accrued and other liabilities	32,156	44,037
Current portion of long-term debt	9,622	13,745

Total current liabilities	93,600	120,246
Long-term debt, net	401,889	406,475
Noncurrent accrued and other liabilities	13,075	12,326
Deferred income taxes	88,768	93,831
Commitments and contingencies
Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $173,113,000 ($161,788,000 at December 31, 2016)	159,571	145,029
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—
Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,280,685 shares issued	3,128	3,128
Capital in excess of par value	194,009	192,172
Retained earnings	287,800	314,301

	487,937	512,601
Less treasury stock, at cost:
Common stock, 2,875,582 shares (3,004,855 shares at December 31, 2016)	19,243	20,088

Total stockholders’ equity	468,694	492,513

	$1,225,597	$1,270,420

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, depreciation, depletion and amortization of property plant and equipment (which includes amortization of other assets and excludes interest included in amortization), less benefit for income taxes and income from discontinued operations, including taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	($ in millions)
LSB Consolidated
Net income (loss)	($7.0)	$15.1	($13.0)	$0.2
Plus:
Interest expense	9.3	6.4	18.7	7.8
Depreciation and amortization	17.5	14.6	35.1	25.6
Benefit for income taxes	(2.8)	(3.7)	(4.1)	(8.5)
Income from discontinued operations	—	(22.8)	—	(23.6)

EBITDA	$17.0	$9.6	$36.7	$1.5

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted EBITDA

Adjusted EBITDA is reported to show the impact of a loss on sale of a business and other property and equipment, one-time consulting fee, start-up/commissioning costs, derecognition of a death benefit accrual, certain fair market value adjustments, non-cash stock based compensation, Delaware unclaimed property liability, and life insurance recovery. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of EBITDA excluding the impact of the supplementary adjustments. The Company’s policy is to adjust for non- cash or non-recurring items that are greater than $0.5 million quarterly or cumulatively.

LSB Consolidated ($ in millions except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
EBITDA:	$17.0	$9.6	$36.7	$1.5
Consulting Fee—Negotiated Property tax savings at El Dorado	—	—	—	12.1
Stock based compensation	1.6	1.0	2.8	1.9
Start-up/ Commissioning costs at El Dorado	—	3.8	—	5.1
Derecognition of death benefit accrual	—	—	(1.4)	—
Loss on sale of a business and other property and equipment	3.6	0.6	4.1	0.6
Fair market value adjustment on preferred stock embedded derivatives	—	(3.9)	0.6	(1.4)
Delaware unclaimed property liability	—	—	—	0.3
Life insurance recovery	—	—	—	(0.7)

Adjusted EBITDA	$22.2	$11.1	$42.8	$19.4

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural sales as reported under GAAP in our consolidated financial statement reconciled to “net” sales which is calculated as sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Agricultural Sales ($ in millions)	$57.2	$60.3	$120.5	$110.1
Less Freight:	4.3	4.3	9.9	7.5

Net Sales	$52.9	56.0	$110.6	$102.6